                           SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                                     1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]Preliminary Proxy Statement

                                          [_]Confidential, For Use of the
[X]Definitive Proxy Statement                Commission Only (as permitted by
                                             Rule 14a-6(e)(2))

[_]Definitive Additional Materials

[_]Soliciting Material Pursuant to
  Rule 14a-11(c) or Rule 14a-12

                         ADVANCED RADIO TELECOM CORP.
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

     _______________________________________________________________
    (NAME OF PERSON(S) FILING PROXY STATEMENT IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (check the appropriate box):

[X]No fee required.

[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  1) Title of each class of securities to which transaction applies:

  2) Aggregate number of securities to which transaction applies:

  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

  4) Proposed maximum aggregate value of transaction:

  5) Total fee paid:

[_]Fee paid previously with preliminary materials:

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  1) Amount previously paid:

  2)Form, Schedule or Registration Statement No.:

  3)Filing Party:

  4)Date Filed:

Notes:

                         ADVANCED RADIO TELECOM CORP.
                       500 108TH AVENUE, NE, SUITE 2600
                          BELLEVUE, WASHINGTON 98004

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 MAY 22, 1997

                               ----------------

  The Annual Meeting of Stockholders of Advanced Radio Telecom Corp. will be held on May 22, 1997 at 10:00 a.m. (local time) at The Bellevue Club, 11200 Southeast 6th Street, Bellevue, Washington 98004 for the following purposes:

    1. To elect two Class I directors; and

    2. To transact such other business as may properly come before the meeting and any adjournment thereof.

  Only stockholders of record at the close of business on April 11, 1997 are entitled to notice of and to vote at the meeting and any adjournment thereof. A list of such stockholders will be available to stockholders at the time and place of the meeting and during normal business hours during the ten days prior to the date of the meeting at the executive offices of Advanced Radio Telecom Corp.

                                          By Order of the Board of Directors


                                          /s/ Thomas M. Walker
                                          Thomas M. Walker
                                          Secretary

Bellevue, Washington
April 21, 1997

  IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING. PLEASE COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON.

                         ADVANCED RADIO TELECOM CORP.

                               ----------------

                        ANNUAL MEETING OF STOCKHOLDERS

                                 MAY 22, 1997

                               ----------------

                                PROXY STATEMENT

                               ----------------

  The enclosed proxy is solicited on behalf of the Board of Directors of Advanced Radio Telecom Corp. (the "Company") for use at the Annual Meeting of Stockholders (the "Meeting") to be held on May 22, 1997, at 10:00 a.m. (local time) at The Bellevue Club, 11200 Southeast 6th Street, Bellevue, Washington 98004 and at any adjournment thereof.

  In the absence of contrary instructions, the persons named as proxies will vote for the election as director of each of the nominees named below. To be voted, proxies must be delivered to the Secretary of the Company prior to voting. A proxy may be revoked by a stockholder at any time before it is voted by (i) delivering to the Company another properly signed proxy relating to the same shares and bearing a later date, (ii) otherwise delivering a written notice to the Secretary of the Company, bearing a date later than the date of the proxy, stating the proxy is revoked or (iii) attending the Meeting or any adjournment thereof and voting the shares covered by the proxy in person (although attendance at the Meeting will not, by itself, revoke a proxy).

  The Annual Report of the Company, including consolidated financial statements for the year ended December 31, 1996, is being mailed to the Company's stockholders with this Proxy Statement. This Proxy Statement and the enclosed proxy were first mailed to stockholders on the date of the Notice of Annual Meeting of Stockholders.

  The cost of soliciting proxies will be borne by the Company. In addition to the solicitation of proxies by use of the mails, the Company may use the services of its officers and employees (who will receive no compensation therefor in addition to their regular salaries) to solicit proxies personally and by mail, telephone and telegram from brokerage houses and other stockholders. The Company will also reimburse brokers and other persons for their reasonable charges and expenses in forwarding soliciting materials to their principals.

  Only holders of record of shares of the Company's common stock, $.001 par value per share (the "Common Stock"), on April 11, 1997 are entitled to receive notice of and to vote at the Meeting. As of that date, the Company had issued and outstanding 19,559,420 shares of Common Stock. Each such share of Common Stock is entitled to one vote on each matter to come before the Meeting.

                             ELECTION OF DIRECTORS

  Under the terms of the Company's Amended and Restated Certificate of Incorporation and bylaws, the Board of Directors is composed of three classes of similar size, each to be elected in a different year, so that only one class will be elected each year, in each case for a three-year term and until their respective successors are duly elected and qualified. The Board of Directors currently consists of six members. Messrs. Fillat and Senter serve as Class I directors for terms expiring at the 1997 Annual Meeting of Stockholders and when their respective successors are duly elected and qualified. Messrs. Cook and Fotheringham serve as Class II directors for terms expiring at the 1998 Annual Meeting of Stockholders and when their respective successors are duly elected and qualified. Messrs. Demetree and Murray serve as Class III directors for terms expiring at the 1999 Annual Meeting of Stockholders and when their successors are duly elected and qualified.

  Unless otherwise instructed, the persons named in the enclosed proxy intend to vote each share of Common Stock as to which a proxy has been properly executed, returned and not revoked in favor of the election of the two nominees named below as Class I directors for three-year terms that expire in 2000. It is expected that each nominee will be able to serve, but if any nominee is unable to serve, all proxies may be voted for a substitute nominee designated by the Board of Directors, as determined by the persons named in the enclosed proxy in their discretion.

  Set forth below is certain information concerning each of the nominees and the other incumbent directors:

                  NOMINEES FOR ELECTION AS CLASS I DIRECTORS

                                             PRINCIPAL                 DIRECTOR
           NAME           AGE               OCCUPATION                  SINCE
           ----           ---               ----------                 --------
 Andrew I. Fillat........  48 Managing Director of Advent                1995
                              International Corporation, a global
                              venture capital and private equity
                              management firm since 1995 and vice
                              president from 1989 to 1995; Director
                              of: Interlink Computer Sciences,
                              Lightbridge, Inc. and Voxware, Inc.
 Alan Z. Senter..........  55 Chairman of Senter Associates, a           1996
                              financial advisory firm, since 1996
                              and from 1993 to 1994; Executive vice
                              president and chief financial officer
                              of NYNEX Corporation from 1994 to
                              1996; Executive vice president and
                              chief financial officer of GAF/ISP
                              Corporation from 1992 to 1993; Vice
                              president of finance of Xerox
                              Corporation from 1990 to 1992,
                              Director of Exel, Ltd.

                         INCUMBENT CLASS II DIRECTORS

                                             PRINCIPAL                 DIRECTOR
           NAME           AGE               OCCUPATION                  SINCE
           ----           ---               ----------                 --------
 James C. Cook...........  37 Senior vice president of First Union       1996
                              Capital Partners, Inc., private equity
                              investment affiliate of First Union
                              Corporation, since 1995 and a vice
                              president of First Union Capital
                              Partners, Inc. from 1989 to 1995.
 Vernon L. Fotheringham..  48 Chairman of the Board of Directors and     1993
                              chief executive officer of Company
                              since inception; President and chief
                              executive officer of Norcom Networks
                              Corporation, a mobile satellite
                              services provider, from 1993 to 1995;
                              Chairman and co-founder of Digital
                              Satellite Broadcasting Corporation
                              from 1992 to 1993; Senior vice
                              president of The Walter Group, Inc.,
                              a wireless telecommunications
                              consulting and project management
                              firm, from 1988 to 1994.


                         INCUMBENT CLASS III DIRECTORS

                                             PRINCIPAL                 DIRECTOR
           NAME           AGE               OCCUPATION                  SINCE
           ----           ---               ----------                 --------
 Mark C. Demetree........  40 President of North American Salt           1995
                              Company since 1993; President of Trona
                              Railway Company from 1991 to 1993;
                              Director of J.C. Nichols Company.
 James B. Murray, Jr.....  50 Managing Director of Columbia Capital      1997
                              Corporation since 1989; Director of
                              The Columbia Group Incorporated since
                              January 1995; President of Randolph
                              Cellular Corp., a cellular
                              communications company, from 1990 to
                              1993; Director of Saville Systems.

  As a condition to the acquisition (the "CommcoCCC Acquisition") of assets from CommcoCCC, Inc. ("CommcoCCC"), the Board of Directors elected Mr. Murray as a director following the closing in February 1997.

BOARD OF DIRECTORS AND COMMITTEES

  During the year ended December 31, 1996, the Board of Directors of the Company held eight meetings. During such year, each director attended at least 75% of the meetings of the Board held during the period he was a director and at least 75% of the meetings of each Committee on which he served held during the period he served.

  The Board of Directors currently has a standing Audit Committee and Compensation Committee. The Company does not have a standing Nominating Committee.

  The Compensation Committee has responsibility for reviewing and administering the Company's program with respect to the compensation of its officers, employees and consultants and reviewing transactions with its officers, directors and affiliates. The Compensation Committee also reviews, interprets and administers the Company's 1995 Stock Option Plan, prescribes rules and regulations relating thereto and determines the stock options to be granted by the Company to its employees. As a policy, the Compensation Committee directs the Company to pay officers, directors and affiliates of the Company for services rendered outside the scope of their respective obligations to the Company, in accordance with industry standards for such services, which may include introducing major transactions or providing legal services to the Company. Messrs. Demetree, Fotheringham and Murray currently serve on the Compensation Committee. Matthew C. Gove served on the Compensation Committee until November 1996 when he resigned as a director of the Company. Mr. Fillat served on the Compensation Committee until February 1997. The Compensation Committee held three meetings in 1996.

  The Audit Committee recommends the engagement of independent accountants to audit the Company's financial statements and perform services related to the audit, reviews the scope and results of the audit with the accountants, reviews with management and the independent accountants the Company's year-end operating results, and considers the adequacy of internal accounting procedures. Messrs. Cook, Fillat and Senter currently serve on the Audit Committee. J. C. Demetree Jr. and Mr. Gove served on the Audit Committee until November 1996 when each resigned as a director of the Company. The Audit Committee held no formal meetings in 1996.

                            COMMON STOCK OWNERSHIP

  The following table sets forth certain information with respect to the beneficial ownership of shares of Common Stock as of April 11, 1997 by (i) the Chief Executive Officer and each of the four other most highly paid executive officers of the Company in 1996 (the "Named Executive Officers"), (ii) each director of the Company, (iii) all executive officers and directors of the Company as a group and (iv) each person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) known to the Company to be the beneficial owner of more than five percent of the outstanding Common Stock. Except as noted below, each of the persons listed has sole investment and voting power with respect to the shares indicated:

                                                        BENEFICIAL OWNERSHIP
                                                        -----------------------
   NAME                                                   NUMBER      PERCENT
   ----                                                 ------------ ----------
   Advent International Corporation (1)................    1,321,511      6.7%
   Columbia Capital Corporation (2)....................    3,267,787     16.7%
   Commco, L.L.C. (3)..................................    2,848,577     14.5%
   Landover Holdings Corporation (4)...................    2,909,718     14.9%
   Steven D. Comrie (5)................................      275,160      1.4%
   James C. Cook (6)...................................       56,969         *
   Mark C. Demetree (7)................................      395,342      2.0%
   Andrew I. Fillat (8)................................        4,128         *
   Vernon L. Fotheringham..............................    1,289,114      6.6%
   Thomas A. Grina (9).................................       72,728         *
   James D. Miller (10)................................        7,273         *
   James B. Murray, Jr. (11)...........................       36,507         *
   W. Theodore Pierson, Jr. (12).......................      856,512      4.4%
   Alan Z. Senter (13).................................        2,867         *
   Laurence S. Zimmerman (4)...........................    2,909,718     14.9%
   All executive officers and directors as a group
    (14)...............................................    1,870,019      9.5%

--------
Unless otherwise indicated, the business address of each director and executive officer named above is c/o Advanced Radio Telecom Corp., 500 108th Avenue, NE, Suite 2600, Bellevue, Washington 98004.

*Less than 1.0%.

(1) Includes 1,189,673 shares, 1,149 shares and 58,143 shares of Common Stock and 69,107 shares, 58 shares and 3,381 shares of Common Stock issuable upon exercise of Warrants, respectively, owned by Global Private Equity II, L.P., Advent International Investors II Limited Partnership and Advent Partners Limited Partnership (collectively, the "Advent Partnerships"), each a limited partnership whose general partner is controlled by Advent International Corporation ("Advent"). Mr. Fillat is an officer of Advent. The address of Advent and each of the Advent Partnerships is 101 Federal Street, Boston, Massachusetts 02110.
(2) Includes 62,173 shares of Common Stock issuable upon exercise of Warrants owned by Columbia Capital Corporation ("Columbia Capital") and includes 2,350,310 shares and 855,304 shares owned by CCC Millimeter L.P. ("CCC Millimeter") and Columbia Millimeter Communications, L.P. ("Millimeter"), respectively. Columbia Capital, as the sole general partner of CCC Millimeter and Millimeter, has the power to vote and dispose of the Common Stock held by CCC Millimeter and Millimeter. Messrs. Blow, Kington, Mixer, Murray and Warner share investment control of the shares held by such entities and may be deemed to beneficially own such shares. Each of Messrs. Blow, Byrne, Herget, Kington, Mixer, Murray, Schneider and Warner disclaims beneficial ownership of the shares held by such entities, except to the extent of such individual's interest in such entities. The address of each of Columbia Capital, CCC Millimeter and Millimeter is 0 Court Square, P.O. Box 1465, Charlottesville, VA 22902
(3) Includes 54,191 shares of Common Stock issuable upon exercise of Warrants. The address of Commco, L.L.C. is 4513 Pin Oak Court, Sioux Falls, SD 57103.
(4) All of such securities are held in the LHC Voting Trust (as defined below). Includes 15,672 shares of Common Stock issuable upon exercise of Warrants. Does not include 36,364 shares of Common Stock beneficially owned by the wife of and 36,364 shares of Common Stock beneficially owned by a family trust of Laurence S. Zimmerman, of which shares LHC and Mr. Zimmerman disclaim beneficial ownership. LHC is controlled by Mr. Zimmerman. LHC's address is 667 Madison Avenue, New York, New York 10021. See "--Voting Trust Agreement."

(5) Consists of 275,160 shares of Common Stock issuable upon exercise of options exercisable within 60 days of April 21, 1997. Mr. Comrie resigned his position as an executive officer of the Company in April 1997.
(6) Includes 8,000 shares of Common Stock issuable upon exercise of Warrants and 1,601 shares of Common Stock issuable upon exercise of options exercisable within 60 days of April 21, 1997.
(7) Includes 1,601 shares of Common Stock beneficially issuable upon exercise of options exercisable within 60 days. Does not include 117,999 shares of Common Stock issuable upon exercise of Warrants or 1,534,964 shares of Common Stock beneficially owned in each case by members of Mr. Demetree's family or a trust for their benefit, of which he disclaims beneficial ownership. Mr. Demetree's address is c/o North American Salt Company, 8300 College Boulevard, Overland Park, KS 66210.
(8) Includes 1,601 shares of Common Stock issuable upon exercise of options exercisable within 60 days of April 21, 1997. Does not include shares of Common Stock and shares of Common Stock issuable upon exercise of Warrants held by the Advent Partnerships, of which Mr. Fillat disclaims beneficial ownership, except for 2,495 shares of Common Stock and 32 shares issuable upon exercise of Warrants.
(9) Includes 72,728 shares of Common Stock issuable upon exercise of options exercisable within 60 days of April 21, 1997.
(10) Includes 7,273 shares of Common Stock issuable upon exercise of an option exercisable within 60 days of April 21, 1997.
(11) Includes 867 shares of Common Stock issuable upon exercise of options exercisable within 60 days of April 21, 1997. Mr. Murray is a Managing Director of Columbia Capital Corporation. Excludes shares held by Columbia Capital, CCC Millimeter and Millimeter. See Footnote 2. Mr. Murray's address is c/o Columbia Capital Corporation, 0 Court Square, P.O. Box 1465, Charlottesville, VA 22902.
(12) Mr. Pierson's address is c/o Pierson & Burnett L.L.P., 1667 K Street, N.W., Washington, D.C. 20006. Mr. Pierson resigned his position as an executive officer of the Company in March 1997.
(13) Includes 867 shares of Common Stock issuable upon exercise of options exercisable within 60 days of April 21, 1997.
(14) Includes 91,629 shares of Common Stock issuable upon exercise of options exercisable within 60 days of April 21, 1997. Does not include 2,894,046 shares of Common Stock held in the LHC Voting Trust by trustees, all of whom are directors of the Company and do not have beneficial ownership of such shares. See "--Voting Trust Agreement."

VOTING TRUST AGREEMENT

  Pursuant to a Voting Trust Agreement, dated November 5, 1996, Landover Holdings Corporation ("LHC") and the wife of and a trust for the benefit of the family of Laurence S. Zimmerman deposited all of their shares of Common Stock in trust (the "LHC Voting Trust") with Messrs. Demetree, Fillat and Fotheringham with irrevocable instructions to vote such shares on all matters submitted to a vote of the stockholders of the Company in proportion to, or in certain cases, consistent with the majority of, the vote of other stockholders of the Company. The voting trust will expire on November 5, 2006, but is subject to early termination in the event of (i) a business combination in which the Company stockholders own less than 50%, and the Company directors constitute less than 50% if the board of directors, of the combined entity and LHC owns less than 5% of the voting power of such entity, (ii) the death of Mr. Zimmerman or (iii) the sale by LHC of such shares to unaffiliated parties. The trustees of the trust will be indemnified by the Company. LHC retains the right to dispose of the Common Stock to third parties. Any such shares of Common Stock which are transferred to an affiliate of LHC will remain subject to the terms of the Voting Trust Agreement. Any such shares of Common Stock which are transferred to parties not affiliated with LHC will be released from the LHC Voting Trust upon such transfer.

                                 COMPENSATION

  The following table sets forth information with respect to compensation paid to or accrued on behalf of the Named Executive Officers in 1996.

                          SUMMARY COMPENSATION TABLE

                                                              LONG TERM
                                                             COMPENSATION
                                                                AWARDS
                                    ANNUAL COMPENSATION       SECURITIES
                                    ------------------------- UNDERLYING   ALL OTHER
 NAME AND PRINCIPAL POSITION   YEAR   SALARY         BONUS   OPTIONS (#)  COMPENSATION
 ---------------------------   ---- ------------    --------------------- ------------
Vernon L. Fotheringham.......  1996 $    250,000         --        --           --
 Chief Executive Officer       1995       90,000         --        --           --
Steven D. Comrie(1)..........  1996      197,500         --        --           --
 President and Chief           1995       70,000(2)      --    275,160      $30,000(3)
 Operating Officer
W. Theodore Pierson, Jr.(4)..  1996      186,107(5)      --        --           --
 Executive Vice President      1995       77,000(5)      --        --           --
Thomas A. Grina..............  1996      122,190(2)      --    181,818       25,000(6)
 Chief Operating Officer,      1995          --          --        --           --
 Executive Vice President and
 Chief Financial Officer
James D. Miller..............  1996      135,000         --     36,364          --
 Senior Vice President, Sales  1995          --          --     18,182          --
 and Marketing

--------
(1) Mr. Comrie resigned his position as an executive officer of the Company in April 1997.
(2) Reflects compensation for a partial year. See "--Employment and Consulting Agreements."
(3) Reflects the forgiveness on January 1, 1996 of a loan to Mr. Comrie that has been accounted for as compensation expense in the 1995 statement of operations of the Company.
(4) Mr. Pierson resigned his position as an executive officer of the Company in March 1997.
(5) The Company paid Pierson & Burnett, L.L.P., of which Mr. Pierson is a partner, approximately $520,000 and $210,000 for services rendered to the Company in 1996 and 1995, respectively.
(6) Reflects the reimbursement of moving expenses.

  Option Grants. The following table sets forth certain information regarding stock option grants made to the Named Executive Officers during the fiscal year ended December 31, 1996. No grants were made during 1996 to Messrs. Fotheringham, Comrie and Pierson.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                       INDIVIDUAL GRANTS (2)
                         --------------------------------------------------
                                                                              POTENTIAL REALIZABLE VALUE AT
                         NUMBER OF   PERCENT OF                                  ASSUMED ANNUAL RATES OF
                         SECURITIES TOTAL OPTIONS                               STOCK PRICE APPRECIATION
                         UNDERLYING  GRANTED TO                                    FOR OPTION TERM (1)
                          OPTIONS   EMPLOYEES IN  EXERCISE PRICE EXPIRATION   -----------------------------
        NAME              GRANTED    FISCAL YEAR    PER SHARE       DATE           5%             10%
        ----             ---------- ------------- -------------- ----------   -----------------------------
Thomas A. Grina.........  109,091       25.0%        $17.1875      4/25/04(3)     $432,927      $1,341,934
                           72,727       16.6%        $17.1875     10/13/01        $325,270      $  992,323
James D. Miller.........   36,364        8.3%        $17.1875     10/13/01        $162,635      $  496,161

--------
(1) The potential realizable value is calculated based on the term of the option at its time of grant. It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option.
(2) See "--Employment and Consulting Agreements."
(3) One-third of such options vested at the time of grant, one-third will vest on April 26, 1997 and the remainder vest on April 26, 1999, provided however, vesting of the remainder may be accelerated to April 26, 1998 if certain financial goals to be agreed upon are met. The options are exercisable for five years from the date of vesting.

  Aggregate Stock Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values. The following table sets forth the number and value as of December 31, 1996 of shares underlying unexercised options held by each of the Named Executive Officers. As of December 31, 1996, Messrs. Fotheringham and Pierson held no options. As of December 31, 1996, no stock options had been exercised by any Named Executive Officers.

                         FISCAL YEAR-END OPTION VALUES

                         NUMBER OF SHARES UNDERLYING        VALUE OF UNEXERCISED
                           UNEXERCISED OPTIONS AT          IN-THE-MONEY-OPTIONS AT
                               FISCAL YEAR END               FISCAL YEAR END(1)
                         ------------------------------   -------------------------
        NAME             EXERCISABLE     UNEXERCISABLE    EXERCISABLE UNEXERCISABLE
        ----             -------------   --------------   ----------- -------------
Steven D. Comrie........         172,525          102,635 $1,660,657    $987,923
Thomas A. Grina.........          36,364          145,454 $      --     $    --
James D. Miller.........           7,273           47,273 $   48,780    $ 73,167

--------
(1) Based on the last sales price of the Company's Common Stock reported on the Nasdaq National Market on December 31, 1996 of $11.25 per share, less the exercise price payable upon exercise of such options.

COMPENSATION OF DIRECTORS

  Each director who is not a full-time employee of the Company or one of its subsidiaries and who was not a stockholder of the Company prior to completion of the Company's initial public offering receives $4,000 per year for services rendered as a director and $500 for each board meeting attended and $500 for each committee meeting attended.

  The 1996 Non-Employee Directors Automatic Stock Option Plan, as amended (the "Directors Plan"), provides for the automatic grant of stock options to directors who are not employees of the Company or one of its subsidiaries to purchase up to an aggregate of 75,000 shares. Under the Directors Plan, options to acquire 2,200 shares of Common Stock are automatically granted to each such director on January 1 of each year. In addition, each non-employee director serving on the Board of Directors immediately after the date of the Company's initial public offering in November 1996, or if later the date of his first appointment to the Board of

Directors, received, and in the future each newly elected non-employee director on the date of his or her first appointment or election to the Board of Directors will receive, an automatic grant of options to acquire 2,600 shares of Common Stock.

  Stock options awarded under the Directors Plan are priced automatically at an exercise price equal to the market price of the Common Stock on the date of grant or, if no public market for the Common Stock exists, the fair market value of the Common Stock on the date of grant. Under the Directors Plan, option grants vest over a three-year period and are exercisable for a period of 5 years from the date of grant, provided, however, vested options may only be exercised for (i) three months following the date the director ceases to be a director for any reason other than death and (ii) one year following the date the director ceases to be a director because of death.

EMPLOYMENT AGREEMENTS

  On December 15, 1995, the Company entered into a three-year employment agreement with Mr. Fotheringham providing for full-time employment at an annualized base salary of $250,000 for 1996, $275,000 for 1997 and $300,000 for 1998. Under the agreement, Mr. Fotheringham is entitled to receive an annual bonus of up to $100,000 depending on the achievement of specified annual link installation goals to be established based on the operating budget approved by the Board of Directors. The agreement precludes Mr. Fotheringham from competing with the Company for one year after the cessation of his employment, regardless of the reason for such cessation. The agreement may be terminated at any time by either party and provides that, if the Company terminates Mr. Fotheringham without cause or Mr. Fotheringham's employment is terminated due to his disability or death, Mr. Fotheringham will be entitled to continue to receive the full amount of his base salary and bonus and any other benefits to which he would have been entitled for a period of 12 months, and all options granted to Mr. Fotheringham pursuant to the agreement, if any, will vest fully.

  The Company has entered into an employment agreement with Mr. Grina, providing for full-time employment on an at will basis at an annualized base salary of $190,000 through April 30, 1997. Under the Agreement, Mr. Grina is entitled to receive an annual bonus of up to $100,000 depending upon the achievement of specified annual link installation goals to be established based on the operating budget approved by the Board of Directors. The agreement precludes Mr. Grina from competing with the Company for one year after the cessation of his employment, regardless of the reason for such cessation. The agreement may be terminated at any time by either party and provides that, if the Company terminates Mr. Grina without cause or Mr. Grina's employment is terminated due to his disability or death, Mr. Grina will be entitled to continue to receive the full amount of his base salary and any other benefits to which he would have otherwise been entitled for a period of six months from the date of such termination. Pursuant to his employment agreement, Mr. Grina has been granted NQSOs expiring on various dates through April 25, 2004 to purchase 109,091 shares of Common Stock at a price of $17.1875 per share.

  The Company has also entered into an employment agreement with Mr. Miller, providing for full-time employment at an annual base salary equal to $150,000. His employment agreement provides for the payment by the Company of an annual bonus in designated amounts based upon the achievement of specified performance goals. The agreement has a term of three years expiring January 1999 and precludes him from competing with the Company for one year after the cessation of employment, regardless of the reason for such cessation. Mr. Miller has been granted NQSOs expiring December 29, 2000 to purchase 18,182 shares of Common Stock at a price of $4.543 per share. The employment agreement may be terminated at any time by the Company or Mr. Miller and provides that, if the Company terminates Mr. Miller's employment without cause or his employment is terminated due to his disability or death, Mr. Miller may continue to receive the full amount of his base salary and any other benefits to which he would have otherwise been entitled for a period of six months from the date of such termination.

  Steven D. Comrie resigned his positions as director, president and chief operating officer of the Company effective April 3, 1997 and terminated his employment with the Company effective May 1, 1997. Pursuant to a separation agreement dated April 3, 1997 (the "Separation Agreement"), the Company (a) will pay Mr. Comrie (i) $320,000 on or about May 1, 1997, (ii) a monthly allowance of $3,800 for twelve months, and (iii) legal expenses of up to $15,000, (b) will continue Mr. Comrie's disability and medical benefits for twelve months and (c) consider vested and fully exercisable, all of the stock options previously granted to Mr. Comrie by the Company which had not yet vested (which consisted of options to acquire 102,635 shares of Common Stock).

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee currently includes Messrs. Demetree, Fotheringham and Murray. Mr. Murray joined the Compensation Committee in February 1997, replacing Mr. Fillat. Accordingly, Mr. Murray did not participate in deliberations regarding 1996 compensation policies and decisions.

  The Company's executive compensation program is designed to reward and retain executives who are capable of leading the Company in achieving its strategic and financial objectives in the competitive and rapidly evolving telecommunications industry.

  The Company relies on three compensation components: salary, incentive cash bonuses and stock-based incentive compensation. Each of the Company's executive officers has an annual base salary, established by an employment agreement or otherwise, at a level the Company believes is competitive for comparable companies in its industry and geographic area and allows it to attract and retain experienced executives capable of managing its growth. The Committee may rely in part on annual industry salary surveys and may occasionally commission independent surveys.

  The Company is developing an incentive bonus program under which its executives will be eligible to receive incentive cash bonuses based upon achievement of performance goals established for each fiscal year. Certain of the Company's executive officers are entitled under their employment agreements to bonuses based on the achievement of annual link installation goals.

  The Compensation Committee believes that long-term stock price appreciation will reflect the Company's achievement of its strategic goals and objectives. Accordingly, the Company seeks to create long-term performance incentives for its employees and directors by aligning their economic interests with the interests of the Company's long-term shareholders through the Company's stock-based incentive compensation program. Stock options are granted at a price equal to the fair market value of the Company's Common Stock on the date of grant, and as a result, receipt of value by the employee is dependent upon an increase in the fair market value of the Company's Common Stock. Awards are based on the anticipated contributions by such employees in helping the Company achieve its strategic goals and objectives.

  Mr. Fotheringham's base salary for 1996 was determined pursuant to an employment agreement entered into between the Company and Mr. Fotheringham in December 1995. Pursuant to his employment agreement, Mr. Fotheringham was eligible for a bonus for 1996 of up to $100,000 based on the Company's achievement of link installation goals. Because the Company did not reach the established goal for 1996, Mr. Fotheringham was not paid a bonus in 1996. Because Mr. Fotheringham holds a significant number of shares of the Company's Common Stock, Mr. Fotheringham and the Board of Directors determined not to award Mr. Fotheringham stock options in connection with his entering into an employment agreement with the Company. However, Mr. Fotheringham is eligible for future awards of stock options.

  In adopting and administering executive compensation plans and arrangements, the Compensation Committee will consider whether the deductibility of such compensation will be limited under Section 162(m) of the Internal Revenue Code, as amended, and, in appropriate cases, may serve to structure arrangements so that any such limitation will not apply

  With respect to the above matters, the Compensation Committee submits this report.

                                          COMPENSATION COMMITTEE

                                          Mark C. Demetree
                                          Vernon L. Fotheringham
                                          James B. Murray, Jr.

                             CERTAIN TRANSACTIONS

  The following information regarding certain transactions with directors, officers and holders of record or beneficially of more than five percent of the Company's Common Stock does not include information for any period during which such person or entity, as the case may be, was not an officer, director or five percent holder.

LHC AGREEMENTS

  In connection with a Purchase Agreement, dated April 21, 1995 (the "LHC Purchase Agreement") among the Company, LHC and ART Licensing Corp. ("ART Licensing"), pursuant to which LHC, on behalf of itself and its designees, agreed to purchase securities of ART Licensing, Messrs. Fotheringham and Pierson deposited 733,711 and 662,495 shares of Common Stock (the "Escrow Shares"), respectively, to be released upon achievement by the Company of certain performance goals (the "Escrow Arrangement"). The Escrow Shares were released to Messrs. Fotheringham and Pierson in part on November 13, 1995 and the balance on February 2, 1996 in connection with the February 1996 Reorganization (as described below). The Company paid LHC an aggregate of $830,000 in 1996 in connection with services rendered under a management consulting agreement with LHC which was terminated in November 1996.

FEBRUARY 1996 REORGANIZATION

  On February 2, 1996, the Company, ART Licensing and their respective stockholders, among other things, (i) reorganized the capital structure of ART Licensing, including providing for the conversion of ART Licensing Class A and Class B common stock into ART Licensing common stock, the revision of the terms of the conversion of the Series A, B, C, D, E and F preferred stock (originally issued by ART Licensing and converted to the Company's preferred stock in the Merger) into the Company's Common Stock (which conversion occurred upon the consummation of the Company's initial public offering) and a 13-for-1 stock split, (ii) exchanged a $4.95 million note and $50,000 stated amount of Series A preferred stock of the Company previously issued to Advent for 232,826 shares of ART Licensing Series E preferred stock (which was ultimately converted into 1,100,632 shares of Common Stock), (iii) revised provisions for election of directors, (iv) amended and restated the Company's registration rights agreement, including waiver of registration rights relating to the Company's initial public offering, and (v) released the remaining Escrow Shares to the original owners thereof (the foregoing is collectively referred to as the "February 1996 Reorganization").

MERGER OF ART LICENSING

  ART Licensing became a wholly-owned subsidiary of the Company through a merger with a wholly-owned subsidiary of the Company in October 1996 (the "Merger"). In the Merger, the holders of ART Licensing common stock received 2,945,848 shares of Common Stock and holders of ART Licensing preferred stock received 920,951 shares of preferred stock of the Company which was converted into 4,353,587 shares of Common Stock upon the consummation of the Company's initial public offering in November 1996. LHC received an aggregate of 2,920,393 shares of Common Stock in the Merger on an as-converted basis.

AMERITECH FINANCING; AMERITECH STRATEGIC DISTRIBUTION AGREEMENT

  On February 2, 1996 Ameritech Development Corp. ("Ameritech") purchased, for an aggregate of $2.5 million, 48,893 shares of ART Licensing Series F preferred stock, par value $0.001 per share, (the "Ameritech Financing") which converted into 231,131 shares of Common Stock in the Merger. In addition, ART Licensing entered into a letter of intent with Ameritech Corp., the parent of Ameritech, to enter into the Ameritech Strategic Distribution Agreement and in connection therewith granted to Ameritech a ten-year warrant to purchase 318,959 shares of Common Stock of the Company exercisable at a nominal price per share. On December 5, 1996, Ameritech exercised the Ameritech Warrant to purchase 318,374 shares of Common Stock. On April 29, 1996, the Company and Ameritech entered into a three-year strategic distribution agreement, which is subject to termination at any time by either party on 90 days notice, pursuant to which the Company provides 38 GHz services to Ameritech, who will in turn market the Company's services under the Ameritech name.

MARCH BRIDGE FINANCING

On March 8, 1996, ART Licensing entered into a financing (the "March Bridge Financing") pursuant to which it issued $5.0 million of 10% unsecured notes due in 1998 (the "March Bridge Notes") and five-year warrants to purchase up to an aggregate of 400,000 shares of ART Licensing common stock at a price of $17.1875 per share (the "March Bridge Warrants") to private investors including (i) immediate family members of J.C. Demetree, Jr., then a director of the Company, and Mark C. Demetree (ii) the Advent Partnerships and (iii) Ameritech, who invested $500,000, $725,000 and $750,000, respectively, in the March Bridge Notes and March Bridge Warrants. The March Bridge Notes were repaid with the proceeds of the Company's initial public offering.

EQUIPMENT FINANCING

  On April 1, 1996 CRA, Inc. ("CRA") provided the Company with $2.5 million in equipment financing (the "Equipment Financing") for the purchase from P-Com of 38 GHz radio equipment secured by the equipment, the Company's $1.0 million letter of credit and a $500,000 letter of credit provided by J.C. Demetree, Jr., then a director of the Company, Mark C. Demetree, and LHC (the "Indemnitors"). To evidence its obligations under the Equipment Financing, the Company executed in favor of CRA its $2.5 million Promissory Note which note is payable in 24 monthly installments of $92,694 with a final payment of $642,305 due April 1, 1998. The Indemnitors also agreed to provide the Company with funds and support for up to $2.0 million of its obligations in the event of default on such note or draw against the Company's letter of credit. The Company paid to the Indemnitors or their designees an aggregate of $225,000 in cash and five-year warrants to purchase an aggregate of 118,181 shares of Common Stock (the "Indemnity Warrants") on terms substantially similar to the March Bridge Warrants as compensation for such indemnity. The letter of credit provided by the Indemnitors was returned to the Indemnitors in December 1996.

SEPTEMBER BRIDGE FINANCING

  In August 1996, the Company received commitments for $3.0 million of 14.75% unsecured notes due March 1998 (the "September Bridge Financing"). Such notes (the "September Bridge Notes") were funded from August 1996 to October 1996. In October 1996, the Company also received a commitment for an additional $1.0 million of such notes. The Company also issued five-year warrants to purchase up to an aggregate of 116,363 shares of Common Stock at a price of $17.1875 per share ($15.00 after giving effect to anti-dilution adjustment) (the "September Bridge Warrants") to private investors who participated in the financing, including the Advent Partnerships, Ameritech, affiliates of CommcoCCC, LHC and immediate family members of J.C. Demetree, Jr. and Mark C. Demetree. The September Bridge Notes were repaid with the proceeds of the Company's initial public offering.

PIERSON & BURNETT TRANSACTIONS

  During the year ended December 31, 1996, the Company paid Pierson & Burnett, L.L.P., of which W. Theodore Pierson, Jr. is a principal, $520,000 for legal services. The Company sublet office space for its regional office in Washington, D.C. from Pierson & Burnett, L.L.P. through March 1997.

COMMCO OPTION

  In connection with the CommcoCCC Acquisition, the Company granted Commco, L.L.C., a stockholder of CommcoCCC, an option (the "Commco Option") to purchase one 38 GHz license in each of 12 specified market areas in which the Company will have more than one such license which licenses cover in the aggregate approximately 19 million people. The Commco Option will terminate on August 12, 1997 and will be exercisable only if Commco, L.L.C. obtains licenses pursuant to certain pending applications previously frozen by the Federal Communications Commission (the "FCC") in market areas covering an aggregate population of at least 40 million people. The purchase price for licenses acquired under the Commco Option is determined by a formula based upon the fair market value at the time the Commco Option is exercised of up to 945,455 shares of

Common Stock depending upon the number of licenses purchased. The purchase price is payable in cash or, if the Commco Option is exercised before the later of June 25, 1997 or the date of grant by the FCC of the licenses necessary to exercise the Commco Option, with a two-year note secured by shares of Common Stock having a value on the date of exercise equal to two times the principal amount of the note. In addition, if the Commco Option becomes exercisable, an affiliate of Commco L.L.C. will have the right to sublease channel capacity from the Company in the New York and Washington, D.C. markets on terms agreed to by the Company and Commco L.L.C. On December 31, 1996 the FCC announced that it had adopted an order that partially lifted the freeze on the processing of pending applications. The Company believes that the FCC order could result in the grant to Commco L.L.C. of sufficient licenses to enable it to exercise the Commco Option.

LAURENCE S. ZIMMERMAN

  Mr. Zimmerman served as a director of the Company from June to November 1996 and as a director of ART Licensing from May 1995 to November 1996. Since 1985, Mr. Zimmerman has been President, founder and beneficial owner of LHC. On February 1, 1995, Mr. Zimmerman consented to the entry of an order of the Securities and Exchange Commission, without admitting or denying the matters referred to therein, barring him from association with any broker, dealer, municipal securities dealer, investment company or investment adviser during the period February 1, 1995 to February 1, 1996 and requiring him not to violate certain provisions of the Federal securities laws. The order relates to alleged violations arising out of alleged conduct by Mr. Zimmerman in 1986 as a broker for Beuer Capital, in connection with trading and selling shares of Balchem Corporation. Pursuant to an agreement entered into with Mr. Zimmerman in connection with the Voting Trust Agreement, Mr. Zimmerman may attend meetings of the Board of Directors as an observer, at the invitation of the Board of Directors. See "Common Stock Ownership--Voting Trust Agreement."

                               PERFORMANCE GRAPH

  The following stock price performance graph compares the cumulative total return on the Company's common stock with the cumulative total return of the Standard & Poor's Composite 500 Index and of the CRSP Nasdaq Telecommunications Index from November 5, 1996, the date of the Company's initial public offering, through December 31, 1996 assuming a $100 initial investment in each case. The stock price performance on the graph below is not necessarily indicative of future price performance.

                                                  11/05/96         12/31/96
                                                  --------         --------
Advanced Radio Telecom Corp.                      $100.00          $ 75.00
S&P 500                                           $100.00          $103.72
CRSP Nasdaq Telecommunication Group Index         $100.00          $100.96



          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Messrs. Mark Demetree, Fillat and Fotheringham served on the Compensation Committee during 1996. Matthew C. Gove served on the Compensation Committee until November 1996 when he resigned as a director of the Company. Mr. Fotheringham is the Chairman of and Chief Executive Officer of the Company, and neither of Messrs. Demetree and Fillat is or was an executive officer or employee of the Company during 1996.

  The Advent Partnerships purchased $725,000 principal amount of March Bridge Notes and 58,000 March Bridge Warrants in the March Bridge Financing and purchased $500,000 principal amount of September Bridge Notes and 14,546 September Bridge Warrants in the September Bridge Financing. Advent, of which Mr. Fillat is an officer, controls the general partner of each of the Advent Partnerships. Immediate family members of Mr. Demetree purchased $500,000 principal amount of March Bridge Notes and 40,000 March Bridge Warrants in the March Bridge Financing and purchased $100,000 principal amount of September Bridge Notes and 2,909 September Bridge Warrants in the September Bridge Financing. Mr. Demetree, his brother and their designees were also paid $225,000 and his brother and their designees were issued 59,090 Indemnity Warrants for Mr. Demetree and his brother providing credit support to the Company in connection with the Equipment Financing. See "Certain Transactions-- March Bridge Financing," "--Equipment Financing" and "--September Bridge Financing."

                    RELATIONSHIP WITH INDEPENDENT AUDITORS

  The Board of Directors has selected the firm of Coopers & Lybrand L.L.P. to audit the financial statements of the Company for the fiscal year ended December 31, 1997 and to report on the results of their audit. A representative of Coopers & Lybrand L.L.P. is expected to be present at the Meeting with the opportunity to make a statement if he or she desires and to respond to appropriate questions.

                          QUORUM, REQUIRED VOTES AND
                             METHOD OF TABULATION

  Consistent with Delaware law and under the Company's bylaws, a majority of the shares entitled to vote on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter. Votes cast by proxy or in person at the Meeting will be counted by an election inspector appointed by the Company for the Meeting. The nominees who receive the greatest number of votes properly cast for the election of directors will be elected directors. The election inspector will count shares represented by proxies that reflect abstentions and "broker non-votes" (i.e., shares represented at the Meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) only as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum, but neither abstentions nor broker non-votes will have any effect on the outcome of voting on the election of directors.

                             STOCKHOLDER PROPOSALS

  Proposals of stockholders intended to be considered at the Company's 1998 annual meeting of stockholders must be received by the Company not later than December 22, 1997 at its principal executive offices, 500 108th Avenue, NE, Suite 2600, Bellevue, WA 98004 to be considered for inclusion in the Company's proxy statement and form of proxy relating to that annual meeting.

                                OTHER BUSINESS

  The Board of Directors knows of no business to be brought before the Meeting which is not referred to in the accompanying Notice of Annual Meeting of Stockholders. However, should any such matters be presented, the persons named in the enclosed proxy will have discretionary authority to take such action in regard to such matters as in their judgment seems advisable.

                                   FORM 10-K

  A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1996 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS AVAILABLE WITHOUT CHARGE BY WRITING TO THE COMPANY AT: ADVANCED RADIO TELECOM CORP., 500 108TH AVENUE, NE, SUITE 2600, BELLEVUE, WASHINGTON, 98004, ATTN:
LORI L. LAWRENSON.

                          ADVANCED RADIO TELECOM CORP.
          500 108TH AVE., NE . SUITE 2600 . BELLEVUE, WASHINGTON 98004

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints Vernon L. Fotheringham and Thomas M. Walker, and each of them, each with power to appoint his substitute, as proxies to vote and act at the 1997 Annual Meeting of Stockholders of Advanced Radio Telecom Corp. to be held on Thursday, May 22, 1997, 10:00 a.m. (local time) at The Bellevue Club, 11200 Southeast 6th Street, Bellevue, Washington 98004, or any adjournment thereof (the "Meeting") with respect to the number of shares of Common Stock of Advanced Radio Telecom Corp. as to which the undersigned may be entitled to vote or act. The undersigned instructs such proxies to vote in such manner as seems in the judgment of such proxies advisable as to any matters which may come before the Meeting and to vote as designated below on the proposal specified below, as described in the accompanying Notice of Meeting and Proxy Statement, receipt of which is acknowledged. All proxies heretofore given by the undersigned in respect of the Meeting are hereby revoked.

ELECTION OF DIRECTORS:
  FOR the election of all           WITHHOLD AUTHORITY [_]
  nominees listed below [_]         to vote for the election of all nominees
  (except as marked to the          listed below
  contrary below)

 (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR EITHER NOMINEE, STRIKE A LINE
                       THROUGH THE NOMINEE'S NAME BELOW.)

                         Andrew I. Fillat Alan Z. Senter

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

UNLESS OTHERWISE SPECIFIED IN THE BOXES ON THE REVERSE SIDE HEREOF OR BY MARKING THROUGH A NAME, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTORS AND IN THE DISCRETION OF THE NAMED PROXIES AS SEEMS THEIR JUDGMENT ADVISABLE AS TO ANY OTHER MATTER THAT MAY COME BEFORE MEETING OR ANY ADJOURNMENT THEREOF.

                                              Date: ____________________ , 1997

                                              ---------------------------------
                                                          Signature

                                              ---------------------------------
                                                          Signature

                                              Please sign exactly as name ap-
                                              pears hereon. When shares are
                                              held by joint tenants, both
                                              should sign. When signing as at-
                                              torney, executor, administrator,
                                              trustee or guardian, please give
                                              full title. If a corporation,
                                              please sign in full corporate
                                              name by president or other au-
                                              thorized officer. If a partner-
                                              ship please sign in partnership
                                              name by authorized person.

 PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED
                                   ENVELOPE.